Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
FORTUNE SMALL BUSINESS MAGAZINE RANKS CREDO AMONG
AMERICA’S 100 FASTEST-GROWING SMALL COMPANIES
FOR THE FOURTH CONSECUTIVE YEAR
CREDO Ranked 23rd in 2006
DENVER, COLORADO, June 29, 2006 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported that, for the fourth consecutive year, FORTUNE Small Business magazine has ranked the company as one of America’s 100 fastest growing small companies. In 2006, CREDO ranked 23rd out of the 100 companies included in the ranking. The list appears in the July-August issue of FSB and is available online at FSB.com.
To compile the annual list, FORTUNE Small Business ranks public companies with revenues less than $200 million and a stock price of more than $1.00, excluding banks and real estate companies. The rankings are based on three-year annual growth rates for earnings, revenue and stock performance. According to FSB, CREDO’s three-year annual growth rate is 66% for total return to shareholders, 43% for earnings and 34% for revenues. CREDO is the only oil and gas company that has made the FSB 100 list in each of the past four years. In 2005, CREDO ranked 39th and it ranked 47th in both 2004 and 2003.
In addition to this recognition by FSB, CREDO has also been recognized by Forbes Magazine and John S. Herold, Inc. for outstanding performance. In both 2001 and 2004, Forbes Magazine selected CREDO as one of its “200 Best Small Companies”. In each of the last four years, John S. Herold, Inc. has recognized CREDO as one of the most profitable oil and gas companies in the world on a per unit of production basis.
James T. Huffman, President, said, “Each of these organizations uses a different methodology to evaluate the performance of public companies. We are particularly pleased because CREDO’s record of excellence has been recognized based on a variety of performance metrics that span a six-year period.”

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For more information about the company, visit http://www.credopetroleum.com.

Contact:	David W. Vreeman Vice President & CFO 303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.